The Mexico Fund, Inc. 8-K

Exhibit 99(i)

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions of $0.22 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights

Total Net Assets (million)[1]	$260.18	Daily Average Number of Shares Traded[2]	72,144
NAV per share[1]	$17.61	Outstanding Shares[3]	14,771,862
Closing price[2]	$14.01	Expense Ratio (4/30/2024)	1.34%
Discount	20.44%	Portfolio Turnover (4/30/2024)	6.33%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years	15 Years
MXF Market Price	-5.69%	-22.52%	-2.10%	2.87%	5.24%	-1.10%	4.74%
MXF NAV	-5.47%	-21.90%	-3.14%	4.58%	6.48%	0.45%	4.70%
MSCI Mexico Index	-4.57%	-22.42%	-2.14%	4.42%	5.75%	-0.40%	3.30%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1	Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2	Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3	During October 2024, the Fund repurchased no shares.

Top Ten Holdings (67.04% of Net Assets)
1 Grupo Financiero Banorte	11.76%	6 Cemex	4.25%
2 Fomento Económico Mexicano	11.55%	7 Gruma	3.98%
3 Grupo México	11.25%	8 Grupo Aeroportuario del Centro Norte	3.54%
4 Wal-Mart de México	8.44%	9 Kimberly-Clark de México	3.42%
5 América Móvil	5.46%	10 Grupo Aeroportuario del Sureste	3.39%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

Global equity markets registered negative returns in October 2024. The MSCI World Index and the MSCI Emerging Markets Index decreased 2.0% and 4.4%, respectively, during the month. On monetary policy, the European Central Bank decreased its main refinancing rate by 25 basis points to 3.40%, while the Federal Reserve and the Bank of England didn’t have monetary policy meetings in October 2024. The DJIA and the S&P 500 decreased 1.3% and 1.0%, respectively, while the yield on the 10-year Treasury note increased 50 basis points to 4.28% and the U.S. dollar appreciated 3.2% (measured by the DXY Index4) during October 2024. In Mexico, the MSCI Mexico Index decreased 4.6% and the Mexican peso depreciated 1.7% during the month to Ps. $20.04, whereas the Fund’s NAV decreased 5.5%, underperforming its benchmark. Global and domestic political concerns were behind the Mexican equity market negative performance during the month.

In local news, Mexico´s preliminary GDP5 for the third quarter of 2024 reported an annual increase of 1.5%, registering twelve consecutive quarters of growth. Mexican-listed companies reported strong financial results for the third quarter of 2024, with a notable profitability margin expansion; sales and Ebitda increased 9.2% and 16.2%, respectively. The International Monetary Fund renewed Mexico´s two-year Flexible Credit Line (“FCL”) at $35 billion, highlighting that it continues to qualify for the FCL by virtue of its strong fundamentals, institutional policy frameworks and Mexico’s track record of economic performance and policy implementation, while Mexican authorities stated their intention to continue to treat the arrangement as precautionary.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4	DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.
5	Figures for preliminary GDP are seasonally adjusted.